Exhibit 4.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THIS NOTE AND THE UNDERLYING SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

CEMPRA HOLDINGS, LLC

UNSECURED CONVERTIBLE PROMISSORY NOTE

$	August 5, 2011

1. Principal. Cempra Holdings, LLC, a Delaware limited liability company (the “Company”), for value received, hereby promises to pay             , or its assigns (the “Holder”) in lawful money of the United States of America at the address for notices to Holder set forth in the Purchase Agreement (as defined below), the principal amount of $            , together with interest as set forth below. This Unsecured Convertible Promissory Note (the “Note”) is being issued pursuant to that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement among the Company, the Holder and the Purchasers listed on Schedule A thereto, dated as of the date hereof (the “Purchase Agreement”), and is subject to its terms.

2. Interest and Maturity. The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall not be compounded. Interest shall accrue at the rate of ten percent (10%) per annum, or such lesser rate as shall be the maximum rate allowable under applicable law. Notwithstanding the foregoing, unless converted or prepaid as set forth below, if an Event of Default (as defined below) shall occur and be continuing, all outstanding principal on this Note shall bear interest at twelve percent (12%) per annum (the “Default Rate”). Principal and accrued interest on the Note shall be due and payable on August 4, 2012 (the “Maturity Date”). This Note and the other Unsecured Convertible Promissory Notes issued pursuant to the Purchase Agreement are collectively referred to herein as the “Bridge Notes.” In the event of any conflict between this Note and the Purchase Agreement, the terms of the Purchase Agreement shall control.

3. Prepayment.

3.1 This Note may not be prepaid prior to the Maturity Date without the consent of holders of at least a majority of the aggregate outstanding principal of the Bridge Notes then outstanding (the “Majority Holders”), which consent may be withheld for any or no reason. Any such consent of the Majority Holders shall be binding on the Holder and all other holders of Bridge Notes (as well as any subsequent transferees or assignees).

3.2 Any prepayment of this Note shall be credited first against accrued interest, then principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

4. Conversion.

4.1 Conversion upon Maturity. Notwithstanding any other provision hereof, in lieu of accepting repayment of principal and accrued interest under this Note on or after the Maturity Date, the Holder may, at its option, elect to convert the outstanding principal and all accrued but unpaid interest thereon into a number of units of Class C Units equal to (i) the aggregate outstanding principal and unpaid accrued interest due under this Note as of the date of such election, divided by (ii) $1.07857, subject to appropriate adjustment in the event of any unit distribution, unit split, combination, reclassification or other similar recapitalization affecting such units (the “Class C Conversion Price”).

4.2 Conversion upon a Qualified Private Financing. In the event of a Qualified Private Financing (as defined below) on or prior to the Maturity Date, all unpaid principal on this Note and all unpaid accrued interest shall be automatically converted into the type, kind and character of securities (the “Securities”) issued in such Qualified Private Financing in an amount equal to (i) the aggregate outstanding principal and unpaid accrued interest due under this Note, divided by (ii) the purchase price for such Securities. Upon such conversion, the Holder shall receive the same rights, preferences and privileges as are received by other investors, and such Securities shall be issued pursuant to and governed by the same agreements relating to the issuance of the Securities in the Qualified Private Financing, which agreements Holder shall evidence its consent to by execution of appropriate documentation.

4.3 Conversion upon a Qualified IPO. Effective as of the closing of a Qualified IPO (as defined below) on or prior to the Maturity Date, all principal and accrued interest under this Note shall automatically convert into a number of Company Common Units (or equivalent security) equal to (i) the aggregate outstanding principal and unpaid accrued interest under this Note, divided by (ii) the offering price of the Company’s Common Units (or equivalent security) in the Qualified IPO.

4.4 Company Sale or Subsidiary Sale. In the event a Company Sale (as defined below) or Subsidiary Sale (as defined below) is completed prior to the Maturity Date, the Holder may, at its option, prior to the closing of such transaction, elect to (a) convert all principal and accrued interest under this Note into a number of units of Class C Units equal to (i) the aggregate outstanding principal and accrued unpaid interest under this Note, divided by (ii) the Class C Conversion Price or (b) be paid an amount equal to the aggregate outstanding principal of the Note plus all accrued unpaid interest, plus an additional repayment premium amount equal to the aggregate outstanding principal of the Note. In the event a Company Sale is completed prior to the earlier to occur of August 4, 2012 or a Qualified Private Financing or a Qualified IPO, the Maturity Date of the Note shall be accelerated to the closing date of the Company Sale and, notwithstanding anything to the contrary contained in this Note, the provisions of this Section 4.4 shall apply.

4.5 Effect of Conversion. No fractional units shall be issued in connection with any conversion hereunder. In lieu of any fractional units that would otherwise be issuable, the Company shall round the number of units issuable upon conversion of this Note to the nearest whole number. Upon conversion of this Note pursuant to this Section 4, the applicable amount of outstanding principal and accrued but unpaid interest of this Note shall be converted without any further action by the Holder, and upon such conversion all principal and interest payable hereunder shall be deemed paid in full; provided, however, that the Company shall not be obligated to issue certificates evidencing the units of the securities issuable upon such conversion unless such Note is either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes and delivers an agreement satisfactory to the Company to indemnify it from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, issue and deliver at such office to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on the date of such conversion.

4.6 Reservation of Units. The Company covenants that during the period this Note is outstanding, the Company will: (a) reserve from its authorized and unissued capital units a sufficient number of Class C Units to provide for the conversion in full of this Note; and (b) reserve from its authorized and unissued Common Units a sufficient number of units to provide for the issuance of Common Units upon conversion of any such Class C Units issued or issuable upon conversion of this Note.

4.7 Notice. The Company shall provide the Holder with at least ten (10) days prior notice of (i) a Qualified Private Financing, (ii) a Qualified IPO, (iii) a Company Sale, or (iv) a Subsidiary Sale. Such notice shall be in writing and given in accordance with Section 7.10 of the Purchase Agreement.

4.8 Definitions. For purposes of this Note, the following terms shall have the meanings set forth below:

(a) “Qualified Private Financing” means the sale of at least $20,000,000 in preferred equity securities to one or more institutional, venture capital, corporate partner, or private investor in the Company in a private placement (which shall include for such purpose the principal and accrued unpaid interest on the Bridge Notes).

(b) “Qualified IPO” shall have the meaning set forth in the Company’s Second Amended and Restated Limited Liability Company Agreement dated May 13, 2009, as amended from time to time (the “LLC Agreement”).

(c) “Company Sale” shall have the meaning set forth in the LLC Agreement.

(d) “Subsidiary Sale” shall have the meaning set forth in the LLC Agreement.

5. Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs actually incurred by Holder in collecting amounts that become due under this Note.

6. Notices. All notices and other communications from the Company to the Holder shall be given in accordance with Section 7.10 of the Purchase Agreement.

7. Defaults and Remedies.

7.1 Events of Default. An “Event of Default” shall occur hereunder if:

(i) the Company shall default in the payment of the principal or accrued but unpaid interest on this Note, when and as the same shall become due and payable and such amount remains unpaid for 10 calendar days after the date of receipt of written notice of such default; or

(ii) the Company shall default in the payment of any principal or interest on any of the Bridge Notes issued pursuant to the Purchase Agreement, when and as the same shall become due and payable and such amount remains unpaid for 10 calendar days after the date of receipt of written notice of such default; or

(iii) the Company shall default in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the Purchase Agreement, and such default is not remedied or waived after the Company receives written notice of such default within the time periods permitted therein, or if no cure period is provided therein, within thirty (30) days after the Company receives written notice of such default; or

(iv) any representation, warranty, certification or statement made by or on behalf of the Company in the Purchase Agreement shall have been incorrect when made and such inaccuracy taken individually or in the aggregate shall constitute a material adverse effect upon the business, financial condition or operations of the Company or its properties; or

(v) if the Company shall commence any voluntary proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or

(vi) if proceedings in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within sixty (60) calendar days after its commencement.

7.2 Acceleration. If an Event of Default occurs under Section 7.1 (v) or (vi), then the outstanding principal of and accrued but unpaid interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Majority Holders, by written notice to the Company, may declare the outstanding principal of and accrued but unpaid interest on the Bridge Notes to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder and under the Purchase Agreement whether at law or in equity. The failure of the Majority Holders to declare this Note due and payable shall not be a waiver of such Majority Holders’ right to do so in the future, and the Majority Holders shall retain the right to declare this Note due and payable at any time an Event of Default (other than pursuant to Section 7.1(v) or (vi)) is continuing.

8. Other Impairment. The Company shall not, by amendment of the LLC Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against impairment.

9. Waiver of Notice of Presentment. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

10. No Waiver. The failure of the Holder to enforce or exercise any right or remedy provided in this Note or at law or in equity upon any default or breach shall not be construed as waiving the rights to enforce or exercise such or any other right or remedy at any later date. No exercise of the rights and powers granted in or held pursuant to this Note by the Holder, and no delays or omissions in the exercise of such rights and powers shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

11. Notice of Proposed Transfers. This Note is transferable by the Holder hereof subject to compliance with this Section 11. Prior to any proposed transfer of this Note, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such Note without registration shall not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of the Note shall be entitled to transfer the Note in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Notes transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act. Further, prior to the transfer of this Note to any transferee as permitted under this Section 11, such transferee must agree in writing to execute any documents necessary, including the Company’s form of joinder agreement, to become party to the Company’s LLC Agreement (or equivalent governing document), and subject to the terms thereof, upon any conversion of this Note into units of the Company pursuant to the terms hereof.

12. Miscellaneous. This Note shall be governed by the laws of the State of Delaware. The headings in this Note are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

13. Taxes. The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the units, or any portion thereof, upon conversion of this Note.

14. Amendment. Any provision of this Note may be amended or waived with the written consent of the Company and the Majority Holders; provided, however, that any such amendment or waiver that disproportionately affects any of the holders of the Bridge Notes shall require the written consent of all such holders. Any amendment or waiver effected in accordance with this Section 14 shall be binding on each holder of any Bridge Notes, each future holder of all such Bridge Notes and the Company, and the Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment or waiver effected in accordance with this Section 14.

15. No Unitholder Rights. This Note as such shall not entitle its holder to any of the rights of a unitholder of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Unsecured Convertible Promissory Note as of the year and date first above written.

COMPANY:
CEMPRA HOLDINGS, LLC
By:
Name:	Prabhavathi Fernandes, Ph. D.
Title:	Chief Executive Officer

GLOBAL AMENDMENT TO

UNSECURED CONVERTIBLE PROMISSORY NOTES

Issued August 5, 2011

THIS GLOBAL AMENDMENT TO UNSECURED CONVERTIBLE PROMISSORY NOTES (the “Amendment”) is entered into this 11th day of October 2011, by and among Cempra Holdings LLC, a Delaware limited liability company (the “Company”), and the undersigned holders of Unsecured Convertible Promissory Notes (the “Bridge Notes”) issued pursuant to that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement dated August 5, 2011 (the “Purchase Agreement”), by and among the Company and the purchasers listed on Schedule A thereto (collectively, the “Note Holders”).

WHEREAS, the Bridge Notes provide in Section 14 thereof that they may be amended by the written consent of the Company and the Majority Holders (as defined therein) and that any such amendment effected in accordance with Section 14 will be binding on the holders of each of the Bridge Notes;

WHEREAS, the Company and the Note Holders desire to, among other things, amend the Bridge Notes to modify the definition of the term “Qualified IPO” therein; and

WHEREAS, the undersigned Note Holders constitute the Majority Holders required to amend the Bridge Notes.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to Section 14 of the Bridge Notes, the parties to this Amendment mutually agree as follows:

1. Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Bridge Notes unless the context hereof requires otherwise.

2. Amendment. The Bridge Notes are hereby amended as follows.

(A) Section 4.8(b) of the Bridge Notes shall be deleted in its entirety and replaced with the following:

“(b) “Qualified IPO” means the sale of the Company’s Common Units (or equivalent security) in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended.”

(B) For all purposes, effective as of the date hereof, each and every reference to the words “Unit,” “Units,” “unit,” “units,” “Unitholder,” “Unitholders,” “unitholder” and “unitholders” in the Bridge Notes shall be deemed to be references to the words “Share,” “Shares,” “share,” “shares,” “Shareholder” “Shareholders,” “shareholder” and “shareholders” respectively.

3. No Other Amendment. Except as specifically amended pursuant to this Amendment, the Bridge Notes shall remain in full force and effect in accordance with their terms.

4. Governing Law. All questions concerning the construction, validity and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of Delaware.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, all the Note Holders and their heirs, successors and assigns.

[The next page is the signature page.]

2

IN WITNESS WHEREOF, the parties have executed this Global Amendment to Unsecured Convertible Promissory Notes as of the date first above written.

COMPANY:	CEMPRA HOLDINGS, LLC

	By:	/s/ Prabhavathi Fernandes
	Name:	Prabhavathi Fernandes, Ph.D.
	Title:	President

NOTE HOLDERS:	QUAKER BIOVENTURES II, L.P.

	By:	Quaker Bioventures Capital II, L.P., its General Partner

	By:	Quaker Bioventures Capital II, LLC, its General Partner

	By:	/s/ Sherrill Neff
	Name:	P. Sherrill Neff
	Title:	Member

DEVON PARK BIOVENTURES, L.P.

	By:	Devon Park Associates, L.P., its General Partner

	By:	/s/ Devang V. Kantesaria
	Name:	Devang V. Kantesaria
	Title:	General Partner

Signature Page to Global Amendment to Unsecured Convertible Promissory Notes

NOTE HOLDERS:	AISLING CAPITAL II, LP

	By:	Aisling Capital Partners, LP, its General Partner

	By:	/s/ Lloyd Appel
	Name:	Lloyd Appel
	Title:	CFO

BLACKBOARD VENTURES INC.

	By:	/s/ Terry Woodward
	Name:	Terry Woodward
	Title:	Director

INTERSOUTH PARTNERS VI, L.P.

	By:	Intersouth Associates VI, LLC, its General Partner

	By:	/s/ Richard Kent
	Name:	Richard Kent
	Title:	Member, acting pursuant to Power of Attorney

INTERSOUTH PARTNERS VII, L.P.

	By:	Intersouth Associates VII, LLC, its General Partner

	By:	/s/ Richard Kent
	Name:	Richard Kent
	Title:	Member, acting pursuant to Power of Attorney

Signature Page to Global Amendment to Unsecured Convertible Promissory Notes

NOTE HOLDERS:	/s/ I. Wistar Morris
I. Wistar Morris, III

/s/ Martha Morris
Martha H. Morris

COTSWOLD FOUNDATION

	By:	/s/ I. Wistar Morris and Martha Morris
Name:
Title:

ELEVENTH GENERATION PARTNERSHIP, LP

	By:	/s/ Martha Morris
Name:
Title:

Signature Page to Global Amendment to Unsecured Convertible Promissory Note